Exhibit 99.1

RENTLYTICS, INC.

FINANCIAL STATEMENTS
December 31, 2017

Rentlytics, Inc.
Financial Statements
December 31, 2017

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of Rentlytics, Inc.

Opinion on the Financial Statements
We have audited the accompanying balance sheet of Rentlytics, Inc. (the Company) as of December 31, 2017, and the related statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the year then ended, and the related notes to the financial statements (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Montgomery Coscia Greilich LLP
We have served as the Company's auditor since August 2018.
Plano, Texas
November 16, 2018

Rentlytics, Inc.
Balance Sheet
December 31, 2017
(in thousands, except share and per share data)

Assets
Current assets:
Cash and cash equivalents	$734
Accounts receivable, less allowance for doubtful accounts of $20	510
Other current assets	465
Total current assets	1,709
Property and equipment, net	33
Other assets	64
Total assets	$1,806
Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$199
Accrued expenses	334
Deferred revenue	554
Total current liabilities	1,087
Commitments and contingencies (Note 9)
Redeemable convertible preferred stock, $0.0001 par value: 14,495,284 shares authorized and 14,329,622 shares outstanding with a liquidation preference of $15,090	15,090
Stockholders’ deficit:
Common stock, $0.0001 par value: 30,500,000 shares authorized, 10,858,069 shares issued and outstanding at December 31, 2017	1
Additional paid-in capital	335
Accumulated deficit	(14,707)
Total stockholders’ deficit	(14,371)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$1,806

See accompanying notes.

Rentlytics, Inc.
Statement of Operations
For the Year Ended December 31, 2017
(in thousands)

Revenue	$4,252
Cost of revenue	1,969
Gross profit	2,283
Operating expenses:
Product development	3,129
Sales and marketing	2,529
General and administrative	1,829
Total operating expenses	7,487
Loss from operations	(5,204)
Other income	154
Loss before income taxes	(5,050)
Income taxes	—
Net loss	$(5,050)

See accompanying notes.

Rentlytics, Inc.
Statement of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
For the Year Ended December 31, 2017
(in thousands)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount

Balance as of December 31, 2016	14,330	$15,090	10,829	$1	$231	$(9,657)	$(9,425)
Exercise of stock options	—	—	29	—	6	—	6
Stock-based compensation	—	—	—	—	98	—	98
Net loss	—	—	—	—	—	(5,050)	(5,050)
Balance as of December 31, 2017	14,330	$15,090	10,858	$1	$335	$(14,707)	$(14,371)

See accompanying notes.

Rentlytics, Inc.
Statement of Cash Flows
For the Year Ended December 31, 2017
(in thousands)

Cash flows from operating activities:
Net loss	$(5,050)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	5
Stock-based compensation	98
Provision for bad debt	10
Changes in assets and liabilities:
Accounts receivable	(212)
Other current assets	(210)
Accounts payable and accrued expenses	269
Deferred revenue	382
Net cash used in operating activities	(4,708)

Cash flows from investing activities:
Purchases of property and equipment	(13)
Net cash used in investing activities	(13)

Cash flows from financing activities:
Proceeds from exercise of stock options	6
Net cash provided by financing activities	6
Net decrease in cash	(4,715)

Cash and cash equivalents:
Beginning of period	5,449
End of period	$734

See accompanying notes.

Rentlytics, Inc.
Notes to the Financial Statements
For the Year Ended December 31, 2017

1. Summary of Significant Accounting Policies
The Company
Rentlytics, Inc. (the Company) was incorporated in Delaware on January 28, 2013. The Company provides business intelligence and data analytics services to the multifamily housing industry. The Company’s products provide property owners and operators with normalized data across multiple third-party systems.
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the allowance for doubtful accounts; the useful lives of fixed assets; revenue and deferred revenue; the grant-date fair value of stock options; and sales tax obligations.
Cash and Cash Equivalents
We consider all highly liquid investments with a maturity date, when purchased, of three months or less to be cash equivalents.
Accounts Receivable
Accounts receivable primarily represent trade receivables from clients and are presented net of an allowance for doubtful accounts. In evaluating the sufficiency of the allowance for doubtful accounts, management considers the current financial condition of the Company’s clients, specific details of individual client accounts, the age of the outstanding balance, the current economic environment, and historical credit trends. Balances past due greater than 90 days, and other amounts deemed high risk, are reviewed individually for collectability. Based on management’s assessment, the Company provides for estimated uncollectible amounts through a charge to earnings and a credit to the allowance for doubtful accounts. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the allowance for doubtful accounts and a credit to accounts receivable. Accounts receivable are non-interest bearing, and the Company generally does not require collateral or other security. During the year ended December 31, 2017, the Company recognized total charges in earnings of $10,000 related to estimated uncollectible amounts.
Concentrations of Risk
The Company’s cash accounts are maintained at various financial institutions and may, from time to time, exceed federally insured limits. The Company has not experienced any losses in such accounts.
No single client accounted for 10% or more of the Company’s revenue or accounts receivable for the year ended December 31, 2017. Risks resulting from the concentration of the Company’s clients in the multifamily and single family housing markets are mitigated by their dispersal across different geographic areas. The Company performs ongoing credit evaluations of its customers’ financial condition.
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the asset. The estimated useful lives of property and equipment are as follows:

Computer equipment and software	3 - 5 years
Furniture and fixtures	3 - 5 years
Impairment of Long-Lived Assets
We perform an impairment review of long-lived assets held and used whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important that could trigger an impairment review

Rentlytics, Inc.
Notes to the Financial Statements
For the Year Ended December 31, 2017

include, but are not limited to, significant under-performance relative to current and historical or projected future operating results, significant changes in the manner of our use of the asset, or significant changes in our overall business and/or product strategies. When we determine that the carrying value of a long-lived asset may not be recoverable based upon the existence of one or more of these indicators, we determine the recoverability by comparing the carrying amount of the asset or asset group to net future undiscounted cash flows that the asset is expected to generate. If the asset or asset group fails this recoverability test, we would recognize an impairment charge equal to the excess of the asset’s carrying value over its fair market value.
Revenue Recognition
The Company derives revenue from subscription fees and implementation fees.
In general, the Company commences revenue recognition when all of the following conditions are met:

•	there is persuasive evidence of an arrangement;

•	the solution and/or service has been provided to the client;

•	the collection of the fees is probable; and

•	the amount of fees to be paid by the client is fixed or determinable.
When arrangements with clients include multiple solutions and/or services, the Company allocates arrangement consideration to each deliverable based on its relative selling price. In such circumstances, the Company determines relative selling price for each deliverable based on vendor specific objective evidence of selling price (“VSOE”), if available, or its best estimate of selling price (“BESP”). The Company concluded that third-party evidence of selling price is not readily available as its products and services are not largely interchangeable with those of other vendors. The Company’s process for determining BESP considers a number of factors, including prices charged to clients when products are sold separately, pricing strategies, and other business objectives.
Subscription fees are comprised of revenue from the Company’s subscription and web-based solutions. The Company’s clients use these business intelligence and data analytics solutions to manage multi-family properties. Subscription services are generally invoiced in advance on a monthly, quarterly or annual basis. Revenue is recognized in the same period in which the service is provided. Recognition starts once the product has been activated. Payments received in advance of the provision of services are deferred and recognized in the period in which the earning process is completed.
Implementation fees are invoiced upon completion of the implementation and are recognized over the contract term.
Deferred Revenue
Deferred revenue consists of billings received in advance of revenue recognition from the Company’s subscription services and is recognized as the revenue recognition criteria are met. For several of the Company’s solutions, clients are invoiced in monthly, quarterly or annual installments in advance of the completion of the agreed upon service period. Accordingly, the deferred revenue balance does not represent the total contract value of annual license and subscription agreements.
Advertising Expenses
Advertising costs are expensed as incurred and totaled $42,000 for the year ended December 31, 2017.
Stock-Based Compensation
The Company recognizes compensation expense related to stock options and restricted stock on a straight-line basis over the requisite service period based on the estimated fair value of the awards on the date of grant. Compensation cost associated with stock options granted is determined using a calculated option value. The calculated value of each stock option grant was derived using the Black Scholes option-pricing model. Significant inputs and assumptions into this model include the fair value of the Company’s common stock on the date the stock option is granted, risk-free interest rate, expected option life, expected volatility, and dividend yield. The Company does not have sufficient historical data to estimate expected option life. The expected option life is based on the average of the vesting period and contractual life. The Company’s estimate of expected volatility is based on a group of peer companies which are publicly traded.

Rentlytics, Inc.
Notes to the Financial Statements
For the Year Ended December 31, 2017

Income Taxes
Income taxes are provided based on the liability method, which results in income tax assets and liabilities arising from temporary differences. Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. The liability method requires the effect of tax rate changes on current and accumulated deferred income taxes to be reflected in the period in which the rate change was enacted.
The liability method also requires that deferred tax assets be reduced by a valuation allowance unless it is more likely than not that the assets will be realized. We establish valuation allowances when necessary to reduce deferred tax assets to the amounts expected to be realized. We evaluate the need for, and the adequacy of, valuation allowances based on the expected realization of our deferred tax assets. The factors used to assess the likelihood of realization include historical earnings, our latest forecast of taxable income, and available tax planning strategies that could be implemented to realize the net deferred tax assets.
We may recognize a tax benefit from uncertain tax positions only if it is at least more likely than not that the tax position will be sustained upon examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon settlement with the taxing authorities. There were no identified tax benefits that were considered uncertain positions at December 31, 2017.
Legal Contingencies
The Company reviews the status of each legal contingency and records a provision for a liability when it considers that it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company periodically reviews these provisions and makes adjustments where needed as additional information becomes available. If either or both of the criteria are not met, the Company assesses whether there is at least a reasonable possibility that a loss, or additional losses beyond those already accrued, may be incurred. If there is a reasonable possibility that a material loss (or additional material loss in excess of any accrual) may be incurred, the Company discloses an estimate of the amount of loss or range of losses, either individually or in the aggregate, as appropriate, if such an estimate can be made, or discloses that an estimate of loss cannot be made.
2. Other Current Assets and Accrued Expenses
Other current assets consisted of the following at December 31, 2017, in thousands:

Research and development credits	$309
Prepaid expenses	156
Total other current assets	$465
During the year ended December 31, 2017, we recognized $152,000 relating to research and development credits, which will be used to offset payroll tax expense during the fiscal year ending December 31, 2018. The $152,000 is included in the line “Other income” in the accompanying Statement of Operations.
Accrued expenses consisted of the following at December 31, 2017, in thousands:

Employee-related liabilities	$118
Sales tax obligations	163
Other accrued expenses	53
Total accrued expenses	$334

Rentlytics, Inc.
Notes to the Financial Statements
For the Year Ended December 31, 2017

3. Property and Equipment
At December 31, 2017, property and equipment consisted of the following, in thousands:

Computer equipment and software	$118
Furniture and fixtures	27
Property and equipment, gross	145
Less: Accumulated depreciation	(112)
Property and equipment, net	$33
Depreciation expense attributable to property and equipment was $5,000 for the year ended December 31, 2017.
4. Stock-Based Compensation
The Company has granted incentive stock options (“ISOs”) and restricted stock to its employees under a stock-based compensation plan established in the 2013 Stock Plan (“Stock Plan”). As of December 31, 2017, there were 4,562,364 shares authorized for issuance under the Stock Plan.
Stock Option Awards
Stock option awards granted under the Stock Plan generally vest 25% one year from the grant date and ratably each month thereafter for 36 months. Vested options do not expire while the recipient is an employee of the Company. Upon separation of the recipient, unvested stock options are forfeited and the recipient has ninety days from the date of termination to exercise any vested options held. All outstanding options were granted at exercise prices equal to the Company’s estimate of the fair market value of its common stock on the grant date. The exercise of stock options are fulfilled through the issuance of previously authorized but unissued common stock shares.
The following table summarizes stock option transactions under the Stock Plan during the year ended December 31, 2017:

	Number of Shares	Range of Exercise Prices			Weighted Average Exercise Price
Outstanding at January 1, 2017	1,826,752	$0.21	-	$0.36	$0.30
Granted	1,090,612	0.38	-	0.38	0.38
Exercised	(28,784)	0.21	-	0.36	0.23
Forfeited/cancelled	(423,794)	0.21	-	0.38	0.34
Outstanding at December 31, 2017	2,464,786	$0.21	-	$0.38	$0.33
Stock options with an aggregate grant date fair value of $0.33 vested during the year ended December 31, 2017. The below table provides information regarding outstanding stock options which were fully vested and expected to vest, and options which were exercisable at December 31, 2017:

	Options Fully Vested and Expected to Vest	Options Exercisable
Number of options	2,464,786	933,336
Weighted-average remaining life	8.64	8.04
Weighted-average exercise price	$0.33	$0.29
Aggregate intrinsic value	$0.05	$0.09
The aggregate intrinsic value of options exercised during the year ended December 31, 2017 was $4,000.
Total unrecognized compensation expense related to stock options was $204,000 at December 31, 2017 and is expected to be recognized over a weighted average period of 2.8 years.

Rentlytics, Inc.
Notes to the Financial Statements
For the Year Ended December 31, 2017

The fair value of each stock option grant was estimated as of the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions and resulting weighted-average fair value per share for the year ended December 31, 2017:

Risk-free interest rate	2.0%
Expected option life (in years)	6.08
Expected volatility	40.0%
Dividend yield	0.0%
Weighted-average grant date fair value	$0.40
Restricted Stock Awards
Restricted stock awards granted under the Stock Plan generally vest 25% one year from the grant date and ratably each month thereafter for 36 months. Upon separation of the recipient, unvested restricted stock is forfeited The issuance of shares pursuant to restricted stock grants is fulfilled through the issuance of previously authorized but unissued common stock shares. The Company did not grant restricted stock awards during the year ended December 31, 2017.
The following table summarizes restricted stock activity under the Stock Plan during the year ended December 31, 2017:

	Number of Shares	Weighted Average Grant-Date Fair Value
Non-vested at January 1, 2017	43,542	$0.01
Granted	—	—
Vested	(43,542)	0.01
Forfeited/cancelled	—	—
Non-vested at December 31, 2017	—	$—
Total stock-based compensation expense related to stock options and restricted stock was $98,000 for the year ended December 31, 2017.
5. Leases
The Company leases office facilities under non-cancellable operating lease agreements expiring at various dates through August 31, 2020. Future minimum lease commitments under non-cancellable operating leases as of December 31, 2017 were as follows:

Minimum Lease Commitments
(in thousands)
2018	$234
2019	241
2020	30
$505
Rent expense for these leases was $200,000 for the year ended December 31, 2017, and is included in the line “General and administrative” in the accompanying Statement of Operations.
6. Income Taxes
The Company has experienced net operating losses since its inception. The Company’s management believes it is more likely than not that the net deferred tax assets will not be fully realized based on its operating history. Therefore, the Company has provided a valuation allowance against its deferred tax assets at December 31, 2017. In addition, net operating loss carry forwards that were held by the Company may be subject to substantial limitations as to future use by Section 382 of the Internal Revenue Code. At December 31, 2017, the Company has accumulated operating losses totaling approximately $13.8 million. The net operating loss carry-forwards will begin to expire in future periods if not utilized. There were no significant differences

Rentlytics, Inc.
Notes to the Financial Statements
For the Year Ended December 31, 2017

between the United States federal statutory rates and income tax expense except for valuation allowances. Non-current deferred tax assets of approximately $3.7 million at December 31, 2017 were fully reserved and no income tax expense or benefit was recorded during the year. Valuation allowances for deferred tax assets decreased by approximately $300,000 during the year ended December 31, 2017, including the impact of the reduction of the U.S. federal income tax rate.
At December 31, 2017, we had no unrecognized tax benefits. Our policy is to include interest and penalties related to unrecognized income tax benefits in income tax expense, and as of December 31, 2017, there were no accrued interest and penalties.
7. Redeemable Convertible Preferred Stock
The Company has the following redeemable convertible preferred stock outstanding at December 31, 2017:

	Shares Authorized	Shares Issued and Outstanding	Liquidation Preference
	(in thousands, except share amounts)
Series Seed Preferred	6,530,672	6,530,672	$4,671
Series A Preferred	6,129,481	5,963,819	7,650
Series A-1 Preferred	1,835,131	1,835,131	2,769
Total	14,495,284	14,329,622	$15,090
Significant terms of Series Seed, A, and A-1 redeemable convertible preferred stock are as follows:
Voting Rights
The holders are entitled to one vote for each share of common stock into which the share may be converted. The holders of the redeemable convertible preferred stock and common stock vote together and not as separate classes.
Dividends
The holders are entitled to dividends, when, as, and if declared by the board of directors, on a pro rata basis with the common stockholders as if the preferred stock were converted into common stock. No dividends have been declared by the board of directors.
Liquidation
In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, all assets available for distribution among the holders of preferred stock will be distributed to them in the following order: each holder of shares of Series Seed, A and A-1 are entitled to receive an amount equal to the original issue price (Series Seed $0.7153 per share, Series A $1.2837 per share, Series A-1 $1.5091 per share) plus all declared and unpaid dividends. Any remaining available funds will be distributed proportionally to holders of common stock and preferred stock on an as-converted basis, which was 1:1 at December 31, 2017. If the available funds are insufficient to permit full payment of each Series’ original issue price, the available funds will be allocated based on the number of shares of preferred stock outstanding on a pro-rata basis.
Conversion
Shares of preferred stock were convertible, at any time or from time to time, at the option of the holder, into shares of common stock at a conversion price determined by diving the original issue price by the conversion price. The conversion price is subject to adjustment. As of December 31, 2017, the conversion ratio for all series of preferred stock was one-to-one.
Redemption
The holders of preferred stock have no voluntary rights to redeem shares. A liquidation or winding up of the Company, a greater than 50% change in control, or a sale of substantially all the Company’s assets would have constituted a redemption event. Although the redeemable convertible preferred stock is not mandatorily redeemable, a change in control, liquidation, or winding up of the Company would have constituted a redemption event outside the Company’s control. Therefore, all shares of redeemable convertible preferred stock are presented outside of permanent equity.
8. Employee Benefit Plan
The Company sponsors a defined contribution plan that provides retirement benefits under the provisions of Section 401(k) of the Internal Revenue Code. The 401(k) plan covers substantially all employees who meet a minimum service requirement. Each year, in addition to depositing employees’ salary deferrals, the Company may make discretionary matching contributions. The Company did not make a matching contribution during the year ended December 31, 2017.

Rentlytics, Inc.
Notes to the Financial Statements
For the Year Ended December 31, 2017

9. Commitments and Contingencies
Indemnifications
The Company has entered into agreements under which it indemnifies certain parties, including our clients, with respect to potential infringement of the other party’s intellectual property. The indemnifications contained within sales contracts usually do not include limits on the claims. Due to the nature of the indemnifications, the maximum exposure under these agreements cannot be estimated. The Company has not recorded any amounts for these indemnities because they are not probable or estimable at this time. Further, the Company has not incurred any material costs to defend lawsuits or settle patent infringement claims related to sales transactions.
The Company enters into agreements with other companies in the ordinary course of business that include indemnification provisions. Under these provisions, the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of its activities. These indemnification provisions can survive termination of the underlying agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. The Company has not incurred any material costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the estimated fair value of these agreements was immaterial. Accordingly, the Company had no liabilities recorded for these agreements as of December 31, 2017.
Sales Taxes
The Company has evaluated and recognized an estimate for sales tax obligations related to sales of its software platforms in jurisdictions where the Company believes it has established sales tax nexus, but in which it has not registered to file sales tax. The ultimate resolution and amounts that the Company could be responsible for are based on a variety of factors and estimates. For example, penalties, interest, and even certain tax years could be relieved through a voluntary disclosure program, while if a jurisdiction audits the Company before voluntary disclosure, the jurisdiction could require the sales tax obligation to extend back several years further than estimated by the Company. As a result, the recorded amount is exposed to these types of risks, and it is at least reasonably possible that various changes in the assumptions utilized could materially affect the amount recorded in the Company’s Balance Sheet as of December 31, 2017.
Litigation
From time to time, in the normal course of the Company’s business, it is a party to litigation matters and claims. Litigation can be expensive and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict, and the Company’s view of these matters may change in the future as the litigation and events related thereto unfold. The Company expenses legal fees as incurred. Insurance recoveries associated with legal costs incurred are recorded when they are deemed probable of recovery.
10. Subsequent Events
Issuance of Debt
On January 5, 2018, the Company entered into a Loan and Security Agreement to borrow up to $4 million on a revolving credit facility from its existing stockholders. Interest on the revolving credit facility is 12% per annum and is due at the earlier of the sale of the Company or December 31, 2018. The loan is secured by all of the Company’s assets. During 2018, the Company borrowed $4 million under the credit facility. All principal and accrued interest was paid in October 2018.
Sale Transaction with RealPage, Inc.
On October 11, 2018, the Company entered into an Agreement and Plan of Merger whereby RealPage, Inc., would purchase 100% of the outstanding stock of the Company for total consideration of $57 million. The transaction closed on October 15, 2018.
Evaluation of Subsequent Events
Management has evaluated subsequent events through November 16, 2018, the date the financial statements were issued. Other than the matters discussed above, there are no subsequent events that would require adjustment to or disclosure in the financial statements.